Law Office

Stradley Ronon Stevens & Young, LLP

1250 Connecticut Avenue, NW
Washington, DC  20036
(202) 822-9611

March 28, 2018

Forum Funds II
Three Canal Plaza
Portland, ME 04112

Re:	Post-Effective Amendment No. 101 to the Registration Statement of Forum Funds II

Ladies and Gentlemen:

We have acted as counsel to Forum Funds II, a Delaware statutory trust (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value (the “Shares”), of the Semper U.S. Treasury Money Market Fund (the “Fund”), a series of the Trust.

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N‑1A under the Investment Company Act of 1940 (the “Investment Company Act”) and the Securities Act of 1933 (the “Securities Act”).

We have examined the Trust’s Certificate of Trust and Trust Instrument, certain resolutions adopted by the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares, and a Certificate of Good Standing dated March 27, 2018 from the State of Delaware.

We have also examined the Registration Statement on Form N-1A filed by the Trust, on behalf of the Fund, under the Investment Company Act and the Securities Act (the “Registration Statement”), as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC
A Pennsylvania Limited Liability Partnership

Forum Funds II
March 28, 2018

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the Shares of the Fund and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1. The Shares will be issued in accordance with the Trust Instrument, as amended and restated on September 19, 2013, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares.

2. The Shares will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non‑assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust, and we further consent to any reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

BY:	/s/ Christopher J. Zimmerman
Christopher J. Zimmerman, a Partner